Exhibit 4.1

C-	Incorporated Under the Laws of the State of Delaware	Shares -0-

SEASPINE HOLDINGS CORPORATION

COMMON STOCK

Authorized Issue:         , Par Value $0.01

Specimen Certificate

This is to certify that                              is the owner of                              fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatories of its duly authorized officers.

Dated:

President	Secretary